Filed Pursuant to Rule 433

Registration Statement No. 333-158920

Dated July 26, 2010

Commonwealth Edison Company

$500,000,000 FIRST MORTGAGE 4.00% BONDS, SERIES 109, DUE 2020

FINAL TERMS AND CONDITIONS

Issuer:	Commonwealth Edison Company

Ratings:	Baa1 (Stable) (Moody’s) A- (Stable) (S&P) BBB+ (Stable) (Fitch)

Principal Amount:	$500,000,000

Title of Securities:	First Mortgage 4.00% Bonds, Series 109, due 2020

Legal Format:	SEC-Registered (Registration No. 333-158920)

Trade Date:	July 26, 2010

Settlement Date:	August 2, 2010

Maturity Date:	August 1, 2020

Issue Price:	99.976% of principal amount, plus accrued interest, if any, from August 2, 2010

Coupon:	4.00%

Benchmark Treasury:	3.50% due May 15, 2020

Spread to Benchmark:	100 basis points (1.00%)

Treasury Yield:	3.003%

Reoffer Yield:	4.003%

Interest Payment Dates:	Semi-annually on February 1 and August 1, commencing on February 1, 2011

Redemption Provisions:
Make-whole call:	At any time prior to May 1, 2020, at a discount rate of Treasury rate plus 15 basis points; and on or after May 1, 2020, 100% of the principal amount plus accrued and unpaid interest to the redemption date

CUSIP:	202795 HV5

Joint Book-Running Managers:	Banc of America Securities LLC Deutsche Bank Securities Inc. Loop Capital Markets LLC Scotia Capital (USA) Inc. U.S. Bancorp Investments, Inc.

Senior Co-Manager:	Samuel A. Ramirez & Co., Inc.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Banc of America Securities LLC by calling 1-800-294-1322, Deutsche Bank Securities Inc. by calling 1-800-503-4611, Loop Capital Markets, LLC by calling 1-888-294-8898, Scotia Capital (USA) Inc. by calling 1-800-372-3930, or U.S. Bancorp Investments, Inc. by calling 1-877-558-2607.